 (AUTOZONE(R) Logo)

123 South Front Street • Memphis, TN • 38103-3607 • (901) 495-6500 • Fax: (901) 495-8300

News: For Immediate Release	Financial Contact: Emma Jo Kauffman (901) 495-7005
Media contact: Eric Epperson (901) 495-7307

AUTOZONE RINGS UP MORE THAN $4 BILLION;

ENDS FISCAL YEAR WITH 27% INCREASE IN SALES

Memphis, Tenn. (September 29, 1999) -- AutoZone, Inc. (NYSE symbol: AZO), today reported net income for the fiscal year ended August 28, 1999, of $244.8 million, an increase of 7% from $227.9 million in the prior year. Diluted earnings per share increased 10% to $1.63 from $1.48. Sales for the year rose 27% to $4.12 billion from $3.24 billion in 1998. Comparable store sales rose 4%.

For the 16 weeks ended August 28, 1999, AutoZone reported net income of $98.7 million, an increase of 7% from $92.1 million from the fiscal fourth quarter of 1998. Diluted earnings per share increased 12% to 67 cents from 60 cents. Sales for the quarter rose 14% to $1.39 billion from $1.22 billion a year earlier. Comparable store sales, or sales at stores opened prior to the start of fiscal 1998, rose 2%.

"We had a lot of work to do in fiscal 1999 and I'm proud to say we got it done. We completed the conversion of the Chief and Express stores, and we opened 167 new stores in the U.S. and six in Mexico," said John C. Adams, chairman and chief executive officer.

"With the conversions behind us, we'll be able to focus on what we do best -- selling auto parts and providing great customer satisfaction. We'll continue to invest in and grow our other business initiatives - TruckPro, ALLDATA and international. We also previewed alldatadiy.com this summer, and we're very excited about the opportunities for AutoZone in e-commerce."

During the quarter, AutoZone opened 26 new auto parts stores and replaced 15 in the U.S. and opened 3 stores in Mexico. Ten Chief stores were closed. Expenses in excess of $10 million to complete the remodeling and remerchandising of the acquired stores were incurred during the quarter. The total one-time conversion costs in fiscal 1999 were in excess of $25 million.

For the year, AutoZone opened 245 new auto parts stores in the U.S. and 6 in Mexico, replaced 59 stores, and closed 14 AutoZone stores, including 5 former Auto Palace locations, and 177 Chief stores. In addition, AutoZone opened 3 new TruckPro stores and relocated 1 during the quarter for year-to-date totals of 3 new TruckPro stores and 6 relocations.

During the fiscal year, the company repurchased over $230 million of its common stock, excluding $100 million of stock under a forward contract which the company took delivery of at the beginning of the current fiscal year. Cumulative share repurchases to date under the repurchase program exceed $380 million and 14 million shares.

AutoZone sells auto and light truck parts, chemicals and accessories through 2,711 AutoZone stores in 39 states in the U.S. and 6 AutoZone stores in Mexico. AutoZone also sells heavy-duty truck parts through 46 TruckPro stores in 14 states, automotive diagnostic and repair software through ALLDATA, and diagnostic and repair information through alldatadiy.com.

Certain statements contained in this press release are forward-looking statements. These statements discuss, among other things, expected growth, domestic and international development and expansion strategy, business strategies and future performance. These forward-looking statements are subject to risks, uncertainties and assumptions, including without limitation, competition, product demand, domestic and international economies, government approvals, inflation, the ability to hire and retain qualified employees, consumer debt levels and the weather. Actual results may materially differ from anticipated results. Please refer to the Risk Factors section of Form 10-K for the year ended August 29, 1998 for more details.

***FINANCIAL HIGHLIGHTS FOLLOW***

AUTOZONE FISCAL 4th QUARTER FINANCIAL HIGHLIGHTS
(In Thousands, Except Per-Share Data)

	16 Weeks Ended August 28, 1999	16 Weeks Ended August 29, 1998
Net sales	$1,392,669	$1,216,890
Gross profit	$592,514	$507,873
Operating profit	$171,695	$155,120
Income before income taxes	$156,309	$146,663
Net income	$98,709	$92,063
Net income per share:
Basic	$0.67	$0.60
Diluted	$0.67	$0.60
Weighted average shares:
Basic	152,515	146,929
Diluted	147,859	154,432

	Fiscal Year Ended August 28, 1999	Fiscal Year Ended August 29, 1998
Net sales	$4,116,392	$3,242,922
Gross profit	$1,731,421	$1,353,075
Operating profit	$433,095	$382,307
Income before income taxes	$387,783	$364,103
Net income	$244,783	$227,903
Net income per share:
Basic	$1.64	$1.50
Diluted	$1.63	$1.48
Weighted average shares:
Basic	149,014	152,160
Diluted	150,257	154,070